Exhibit 16.1

January 27, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated January 27, 2012 for Longhai Steel, Inc. and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in item 4.01.

Very truly yours,

/s/ MaloneBailey, LLP
MaloneBailey, LLP